                         Report of Independent Auditors

To the Directors and Stockholders
IQC Corporation

We have audited the accompanying balance sheets of IQC Corporation as of December 31, 1998 and 1997, and the related statements of operations, stockholders' equity, and cash flows for each of the two years in the period ended December 31, 1998 and the period from June 11, 1996 (inception) through December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of IQC Corporation at December 31, 1998 and 1997, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 1998 and the period from June 11, 1996 (inception) through December 31, 1996, in conformity with generally accepted accounting principles.

Los Angeles, California
June 25, 1999

                                IQC Corporation

                                 Balance Sheets

                                                                              DECEMBER 31
                                                                        1998                1997
                                                                   -----------------------------
ASSETS
Current assets:
   Cash                                                            $   3,577           $       -
   Prepaid expenses                                                    2,600                   -
                                                                   -----------------------------
Total current assets                                                   6,177                   -
Equipment, net                                                        39,808              29,933
                                                                   -----------------------------
Total assets                                                       $  45,985           $  29,933
                                                                   -----------------------------
                                                                   -----------------------------

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
   Accounts payable                                                $  34,048           $  10,810
   Loan payable                                                            -              10,300
                                                                   -----------------------------
Total liabilities                                                     34,048              21,110

Stockholders' equity:
Common stock, no par value:
     Authorized shares - 100,000,000
       Issued and outstanding shares - 6,400,000
       in 1998 and 6,000,000 in 1997                                 640,000             600,000
Subscription receivable                                                    -            (123,000)
Accumulated deficit                                                 (628,063)           (468,177)
                                                                   -----------------------------
Total stockholders' equity                                            11,937               8,823
                                                                   -----------------------------
Total liabilities and stockholders' equity                         $  45,985           $  29,933
                                                                   -----------------------------
                                                                   -----------------------------

                             SEE ACCOMPANYING NOTES.

                                IQC Corporation

                            Statements of Operations

                                                                               PERIOD FROM
                                                                              JUNE 11, 1996
                                                                               (INCEPTION)
                                                YEARS ENDED                      THROUGH
                                                DECEMBER 31                    DECEMBER 31,
                                          1998                1997                1996
                                       ---------------------------------------------------
Revenues                               $ 251,215           $  19,416           $       -
Cost of revenues                         111,207              59,299               4,440
                                       -------------------------------------------------
Gross profit (loss)                      140,008             (39,883)             (4,440)

Operating expenses:
   Selling and marketing                  71,070               5,299                 269
   Research and development               79,008              49,666              21,917
   Stock compensation                          -                   -             200,000
   General and administrative            149,816             101,630              45,073
                                       -------------------------------------------------
                                         299,894             156,595             267,259
                                       -------------------------------------------------
Net loss                               $(159,886)          $(196,478)          $(271,699)
                                       -------------------------------------------------
                                       -------------------------------------------------

                             SEE ACCOMPANYING NOTES.

                                IQC Corporation

                       Statements of Stockholders' Equity

                                                         COMMON STOCK                                          TOTAL
                                                    -----------------------   SUBSCRIPTION   ACCUMULATED   STOCKHOLDERS'
                                                     SHARES         AMOUNT     RECEIVABLE      DEFICIT        EQUITY
                                                    --------------------------------------------------------------------
Balance at June 11, 1996                                    -     $       -    $       -      $       -      $       -
   Sale of stock                                    4,000,000       400,000     (305,000)             -         95,000
   Issuance of stock for services rendered          2,000,000       200,000            -              -        200,000
   Net loss                                                 -             -            -       (271,699)      (271,699)
                                                    ------------------------------------------------------------------
Balance at December 31, 1996                        6,000,000       600,000     (305,000)      (271,699)        23,301
   Payments on subscription receivable                      -             -      182,000              -        182,000
   Net loss                                                 -             -            -       (196,478)      (196,478)
                                                    ------------------------------------------------------------------
Balance at December 31, 1997                        6,000,000       600,000     (123,000)      (468,177)         8,823
   Payments on subscription receivable                      -             -      123,000              -        123,000
   Exercise of stock options                          400,000        40,000            -              -         40,000
   Net loss                                                 -             -            -       (159,886)      (159,886)
                                                    ------------------------------------------------------------------
Balance at December 31, 1998                        6,400,000     $ 640,000    $       -      $(628,063)     $  11,937
                                                    ------------------------------------------------------------------
                                                    ------------------------------------------------------------------

                             SEE ACCOMPANYING NOTES.

                                IQC Corporation

                            Statements of Cash Flows

                                                                                                      PERIOD FROM
                                                                                                     JUNE 11, 1996
                                                                                                      (INCEPTION)
                                                                         YEARS ENDED                    THROUGH
                                                                         DECEMBER 31                  DECEMBER 31,
                                                                  1998                1997               1996
                                                               ---------------------------------------------------
OPERATING ACTIVITIES
Net loss                                                       $(159,886)          $(196,478)          $(271,699)
Adjustments to reconcile net loss to net cash used in
   operating activities:
     Depreciation                                                 19,521              14,791               5,568
     Stock compensation                                                -                   -             200,000
     Changes in operating assets and liabilities:
         Prepaids                                                 (2,600)                859                (859)
         Accounts payable                                         23,238               4,365               6,445
                                                               -------------------------------------------------
Net cash used in operating activities                           (119,727)           (176,463)            (60,545)

INVESTING ACTIVITIES
Purchases of equipment                                           (29,396)            (13,665)            (36,627)
                                                               -------------------------------------------------
Net cash used in investing activities                            (29,396)            (13,665)            (36,627)

FINANCING ACTIVITIES
Sale of common stock                                                   -                   -              95,000
Exercise of stock options                                         40,000                   -                   -
Proceeds from subscription receivable                            123,000             182,000                   -
Proceeds from loan payable                                             -                   -              10,300
Payments on loan payable                                         (10,300)                  -                   -
                                                               -------------------------------------------------
Net cash provided by financing activities                        152,700             182,000             105,300
                                                               -------------------------------------------------

Net increase (decrease) in cash                                    3,577              (8,128)              8,128
Cash at beginning of period                                            -               8,128                   -
                                                               -------------------------------------------------
Cash at end of period                                          $   3,577           $       -           $   8,128
                                                               -------------------------------------------------
                                                               -------------------------------------------------

Supplemental cash flow information:
     Cash paid for taxes                                       $     800           $   1,664           $       -

                             SEE ACCOMPANYING NOTES.

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

NATURE OF BUSINESS

IQC Corporation (the Company) was incorporated in the state of California on June 11, 1996. The Company began operations under the name I.Q. Net, Inc. and amended the articles of incorporation on August 11, 1998 to change the name of the company to IQC Corporation. The Company provides web-based technical analysis stock graphing software to individual investors. The Company earns revenue from software license fees and from providing real time stock quotes. The Company's customer base is located principally in United States.

EQUIPMENT

Equipment is stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives of three years.

INCOME TAXES

The Company accounts for income taxes using the liability method. Deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

REVENUE RECOGNITION

The Company licenses its software to customers on a month to month basis and recognizes the revenue ratably over each month. The Company provides real time stock quotes to its customers on a month to month basis and recognizes the revenue ratably over each month. All software license and real time quote fees are billed and collected in the month the service is provided.

ADVERTISING COSTS

The Company expenses advertising costs as incurred. Advertising expense was approximately $34,000, $4,000 and $0 for the years ended December 31, 1998 and 1997 and the period from June 11, 1996 through December 31, 1996, respectively.

STOCK BASED COMPENSATION

The Company is subject to Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" (SFAS 123). As allowed by SFAS 123, the Company accounts for stock based compensation to employees in accordance with APB 25, "Accounting for Stock Issued to Employees." In cases where exercise prices are less than the fair value as of the grant date, compensation expense is recognized over the vesting period.

USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

RECENT PRONOUNCEMENTS

In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES (SFAS 133), which the Company will be required to adopt for the year ending December 31, 2000. Because the Company currently holds no derivative financial instruments and does not currently engage in hedging activities, adoption of SFAS 133 is expected to have no material impact on the Company's financial statements.

In March 1998, the American Institute of Certified Public Accountants issued Statement of Position 98-1, ACCOUNTING FOR THE COSTS OF COMPUTER SOFTWARE DEVELOPED OR OBTAINED FOR INTERNAL USE (SOP 98-1), which the Company will be required to adopt for the year ending December 31, 1999. SOP 98-1 requires that entities capitalize certain costs related to internal use software once certain criteria have been met. Adoption of SOP 98-1 is not expected to have a material impact on the Company's financial statements.

In April 1998, the American Institute of Certified Public Accountants issued Statement of Position 98-5, REPORTING ON THE COSTS OF START-UP ACTIVITIES (SOP 98-5), which the Company will be required to adopt in 1999. SOP 98-5 requires that the cost of start-up activities be expensed as incurred. Adoption of SOP 98-5 is not expected to have a material impact on the Company's financial statements.

2. EQUIPMENT

Equipment consists of the following:

                                                   DECEMBER 31
                                             1998               1997
                                           ---------------------------
         Computer hardware                 $ 79,688           $ 50,291
         Accumulated depreciation           (39,880)           (20,358)
                                           ---------------------------
                                           $ 39,808           $ 29,933
                                           ---------------------------
                                           ---------------------------

3. STOCKHOLDERS' EQUITY

The Company issued 6,000,000 shares of common stock at inception of which, 4,000,000 shares were issued in exchange for $95,000 in cash and a subscription receivable in the amount of $305,000. The remaining 2,000,000 shares were issued to employees for services rendered and compensation expense of $200,000 associated with these grants was recorded during the period ended December 31, 1996.

4. INCOME TAXES

The Company did not provide an income tax benefit for any of the periods presented because it has experienced operating losses since inception. As a result of the net operating losses, the provision for income taxes consists solely of minimum state taxes which has been recognized in general and administrative expense.

The following is a reconciliation of the statutory federal income tax rate to the Company's effective income tax rate.

                                                    YEAR ENDED
                                                   DECEMBER 31,
                                                       1998
                                                   ------------
Statutory federal income tax benefit                  (34)%
State income tax benefit                               (6)
Valuation allowance                                    40
                                                   ------------
                                                        -%
                                                   ------------
                                                   ------------

The components of deferred tax assets and related valuation allowance are as follows:

                                                   DECEMBER 31,
                                                       1998
                                                   ------------
Deferred tax assets:
   Net operating loss carryforwards                  $  243,000
   Other                                                  9,000
                                                   ------------
                                                        252,000
   Less valuation allowance                            (252,000)
                                                   ------------
Net deferred tax assets                              $        -
                                                   ------------
                                                   ------------

Due to the uncertainty surrounding the timing of realizing the net deferred tax assets in future tax returns, the Company has placed a valuation allowance equal to its net deferred tax assets.

At December 31, 1998, the Company has net operating losses for both federal and state income tax purposes of approximately $606,000, which are available to offset future taxable income, if any, through 2019 and 2005, respectively. Due to the change in ownership (see Note 7) the net operating losses are likely to be subject to limitaions.

5. STOCK BASED COMPENSATION

On June 11, 1996, the stockholders of the Company adopted the Stock Option Plan (the Plan). Each grant of options under the Plan vest on a case-by-case basis as approved by the administrator, generally over a range of immediately vested to vesting over five years. Under the Plan, the Company has granted options to employees and non-employees to purchase shares of the Company's stock at a price equal to the fair market value of the common stock on the date of grant.

Information with respect to the Plan during 1998 and 1997 is as follows:

                                           EMPLOYEES                   NON-EMPLOYEES                         TOTAL
                                    -----------------------        ---------------------           -----------------------
                                                   EXERCISE                     EXERCISE                          EXERCISE
                                      SHARES        PRICE          SHARES        PRICE              SHARES         PRICE
                                    ---------      --------        -------       ------            ---------      --------
Outstanding at
   June 11, 1996                            -      $      -              -       $    -                    -      $      -
Granted                             2,020,000          0.10              -            -            2,020,000          0.10
Exercised                                   -             -              -            -                    -             -
Cancelled                                   -             -              -            -                    -             -
                                    ---------      --------        -------       ------            ---------      --------
Outstanding at
   December 31, 1996                2,020,000          0.10              -            -            2,020,000          0.10
Granted                                     -             -              -            -                    -             -
Exercised                                   -             -              -            -                    -             -
Cancelled                                   -             -              -            -                    -             -
                                    ---------      --------        -------       ------            ---------      --------
Outstanding at
   December 31, 1997                2,020,000          0.10              -            -            2,020,000          0.10
Granted                               350,000          0.10        200,000         0.10              550,000          0.10
Exercised                            (400,000)         0.10              -            -             (400,000)         0.10
Cancelled                                   -             -              -            -                    -             -
                                    ---------      --------        -------       ------            ---------      --------
Outstanding at
   December 31, 1998                1,970,000      $   0.10        200,000       $ 0.10            2,170,000      $   0.10

Options exercisable                 1,010,000                      200,000                         1,210,000
                                    ---------                      -------                         ---------
                                    ---------                      -------                         ---------

The weighted average fair value of options granted during 1998 was $0.10.

The weighted average exercise prices for options granted and exercisable at December 31, 1998 and the weighted average remaining contractual life for options outstanding at December 31, 1998, are as follows:

                                 OPTIONS OUTSTANDING                             OPTIONS EXERCISABLE
                    -----------------------------------------------         -----------------------------
                                   WEIGHTED AVERAGE        WEIGHTED
    RANGE OF         NUMBER            REMAINING            AVERAGE          NUMBER      WEIGHTED AVERAGE
    EXERCISE           OF            CONTRACTUAL           EXERCISE            OF            EXERCISE
      PRICE          SHARES          LIFE (YEARS)           PRICE            SHARES           PRICE
  -------------     ---------        ------------           -----           ---------    ----------------
  Employees
      $0.10         1,970,000            2.8                $0.10           1,010,000         $0.10

  Non-employees
      $0.10           200,000            4.4                $0.10             200,000         $0.10

SFAS 123 requires disclosure of pro forma net loss based upon the fair value of the options issued. The Company calculated the fair value of each options granted on the date of the grant using the Black-Scholes options pricing model as prescribed by SFAS 123 using the following assumptions.

        Risk-free interest rate                               5.59 %
        Volatility                                           65.72%
        Expected life (in years)                              5
        Dividend yield                                        0%

The option pricing model requires the input of highly subjective assumptions including the expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing model does not necessarily provide a reliable single measure of the fair value of its employee stock options.

For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. The Company's pro forma net loss for the years ended December 31, 1998, 1997 and the period from June 11, 1996 through December 31, 1996 is $206,000, $237,000 and $272,000, respectively.

6. RELATED PARTY TRANSACTIONS

The Company shares and leases office space from a related party under a month to month operating lease. Rent expense was approximately $16,000, $12,000 and $900 for the years ended December 31, 1998 and 1997 and the period from June 11, 1996 through December 31, 1996, respectively. The Company also reimburses the related party for office supplies, telecommunication fees and certain employee benefits. The total amount of these other related party transactions approximated $6,000, $4,000 and $300 for the years ended December 31, 1998 and 1997 and the period from June 11, 1996 through December 31, 1996, respectively.

7. SUBSEQUENT EVENT (UNAUDITED)

In February 1, 1999, the Company issued 600,000 shares of common stock raising proceeds of $240,000.

In April 1999, the Company issued 1,600,000 shares of common stock as a result of the exercise of stock options.

In May 1999, the stockholders of the Company signed an agreement to exchange all of the common stock of the Company for 113,313 shares of Go2Net, Inc., an unrelated publicly traded entity. All outstanding options of the Company will be assumed by Go2Net in conjunction with the transaction. Included in the agreement is a provision for the Company to extend the office space lease and the arrangement for office supplies, telecommunication fees and certain employee benefits for twelve months.

8. YEAR 2000 (UNAUDITED)

The Company is currently conducting an assessment of all its computer equipment to verify its year 2000 readiness. The cost of year 2000 initiatives is not expected to be material to the Company's results of operations or financial position. The Company has yet to initiate discussions with all of its third-party relationships to ensure that those parties have appropriate plans in place to correct all of their year 2000 issues. While the Company believes its planning efforts are adequate to address its year 2000 concerns, there can be no assurance that the systems and products of other companies on which the Company's operations rely will be converted on a timely basis and will not have a material adverse effect on the Company's results of operations.